U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Josephs, Daniel E.
   11211 Chesapeake Place
   Westchester, IL USA 60154
2. Issuer Name and Ticker or Trading Symbol
   Great Lakes REIT GL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   08/31/98
If Amendment, Date of Original (Month/Year)

Relationship of Reporting Person to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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Common stock               |8/17/9|G   | |3000              |D  |           |45356              |D     | [1]                       |
                           |8     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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1995 Operating stock  |        |     |    | |           |   |     |     |Common stock|       |       |3000        |D  |            |
options (right to buy)|        |     |    | |           |   |     |     |            |       |       |            |   |            |
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1993 Operating stock  |        |     |    | |           |   |     |     |Common stock|       |       |3000        |D  |            |
options (right to buy)|        |     |    | |           |   |     |     |            |       |       |            |   |            |
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1994 Operating stock  |        |     |    | |           |   |     |     |Common stock|       |       |3000        |D  |            |
options (right to buy)|        |     |    | |           |   |     |     |            |       |       |            |   |            |
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1996 Directors stock  |        |     |    | |           |   |     |     |Common stock|       |       |5000        |D  |            |
options (right to buy)|        |     |    | |           |   |     |     |            |       |       |            |   |            |
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1997 Directors stock  |        |     |    | |           |   |     |     |Common stock|       |       |5000        |D  |            |
options (right to buy)|        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Mr. Josephs transferred the 3,000 shares to certain grandchildren not residing in his household via gift and disclaims beneficial ownership of such shares.

/s/ Daniel E. Josephs
SIGNATURE OF REPORTING PERSON
/Signature/
Daniel E. Josephs
DATE
9/8/98